EXHIBIT (p)(2)

BMO Global Asset Management (Asia) Limited

Compliance Manual

Compliance Manual – November 2019

I.	CODE OF ETHICS

1.                   GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, not to take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. You also have a responsibility to act ethically, legally, and in the best interests of BMO GAM Asia and its Clients at all times. The Code of Ethics sets forth rules regarding these obligations. You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics.

2.	DEFINITIONS

Company, or BMO GAM Asia refers to BMO Global Asset Management (Asia) Limited

Chief Compliance Officer, or CCO, refers to the Chief Compliance Officer of BMO GAM Asia.

Client is any person or entity, including a Fund or any collective investment schemes or a portfolio of assets under discretionary account, for which BMO GAM Asia provides service which constitutes a regulated activities, including investment management and advisory services. Where BMO GAM Asia is a delegate of another fund manager for the management of a fund, a reference to client is a reference to the delegating fund manager.

Immediate Family of any person includes his or her partner, spouse, minor children, and relatives living in his or her principal residence.

Investment Professional includes portfolio managers, investment analysts and dealers.

Securities means shares, notes, stocks, debentures, treasury stocks, exchange traded funds (ETFs), bonds, interests in collective investment schemes, rights, options, derivatives, or, in general, any interests in or in respect of the instruments above or otherwise commonly known as “securities”, but does not include bankers acceptance, bank certificate of deposit or commercial paper.

3.                   CODE OF CONDUCT - CONFLICTS OF INTEREST, GIFTS AND ENTERTAINMENT, POLICTIAL CONTRIBUTION AND OUTSIDE BUSINESS INTERESTS

This section applies to EVERY EMPLOYEE of the Company, including those persons accredited to BMO GAM Asia for conducting regulated activities. Employee includes temporary staff, and any staff station in BMO GAM Asia office to the extent that he/she has access to BMO GAM Asia trading systems or any material non-public information.

3.1.	Laws and Regulations

You are required to comply with all applicable laws, rules and regulations, including but not limited to the Securities and Futures Ordinance, SFC Fund Manager Code of Conduct, SFC Code of Conduct, SFC Code on Unit Trusts and Mutual Funds, SFC Internal Control Guideline, SFC Advertising Guideline, SFC Licensing Handbook, all applicable circulars and FAQs as issued and amended by the SFC from time to time, as well as internal policies such as BMO Enterprise Corporate Policies, BMO Code of Conduct, BMO GAM Asia Compliance Manual and this Code of Ethics.

3.2.	Conflicts of Interest

3.2.1         Introduction

It is BMO GAM Asia’s policy to identify the conflicts of interest that may exist between a) ourselves or anyone linked to the firm and our clients; or b) one client and another. We must ensure that clients are not adversely affected by potential risks. Where the potential risk cannot be effectively managed with reasonable confidence to prevent the risk, we disclose this to our client before providing services. We make disclosure in a durable medium; providing sufficient detail to enable that client to take an informed decision with respect to the service in the context of which the conflicts of interest arises.

Conflicts of interest between employees acting in their personal capacity and the company and its customers are set out in a separate section III.5 “Policies and Procedures on Personal Securities Transactions”.

This section provides guidance in defining, identifying and dealing with situations in which:

•	The personal interests of individual Directors and employees of BMO GAM Asia conflict or might be perceived to conflict with the interests of BMO GAM Asia’s clients or BMO itself;

•	The interests of two or more of BMO GAM Asia’s clients conflict or might be perceived to conflict with each other; and

•	BMO GAM Asia’s corporate interests conflict or might be perceived to conflict with the interests of BMO GAM Asia’s clients.

The objectives of the section are to:

•	Outline the framework (principles, processes, monitoring and reporting) to support compliance with BMO Code of Conduct;

•	Reinforce BMO GAM Asia’s reputation for integrity and honesty – even the perception of a conflict of interest might tarnish this reputation and could have significant business implications; and

•	Provide guidance to help protect BMO GAM Asia and its employees from legal liability and regulatory sanction, as well as the penalties and/or civil liability that may occur when conflict situations are not properly identified and managed.

For details, please refer to Operating Directive: Managing Employee Conflicts of Interest, where applicable.

https://intranet.bmogc.net/corporate/portal/lccg/Documents/ConflictInterestOperatingDirective.pdf#search=Managing%20Conflicts%20of%20Interest%20Directive

For detail, please refer to BMO Code of Conduct, where applicable.

https://intranet.bmogc.net/corporate/portal/lccg/Documents/CodeOfConduct_EN.pdf

3.2.2       Definitions

Audit Committee

The Audit Committee of the Board of Directors of Bank of Montreal

Chairman of the Board

The Chairman of the Board of Directors of BMO GAM Asia

Chief Compliance Officer of BMO

The Chief Compliance Officer of BMO Financial Group

Chief Compliance Officer (CCO)

The Chief Compliance Officer of BMO GAM Asia

Conflicts of Interest

Conflicts of Interest can take many forms but there are two broad types:

•	Personal conflicts of interest; and
•	Business conflicts of interest.

Personal conflicts of interest may arise when an employee’s personal activities or interests unrelated to her/his work for BMO GAM Asia/BMO:

•	Would be likely to affect or even appear to affect her/his loyalty to or judgment in carrying out her/his duties on behalf of BMO GAM Asia, a prospective or actual client or supplier (e.g. processing transactions for family members);

•	Has or may appear to have caused her/him to choose her/his personal interests over the interests of BMO GAM Asia, a prospective or actual client or supplier of BMO GAM Asia (e.g. appropriating customer information for their personal benefit); or

•	Causes her/him to take actions or have interests that may make it difficult to perform her/his work at BMO GAM Asia objectively and/or effectively (e.g. being a beneficiary of an estate of a BMO GAM Asia customer who is not a relative of the employee).

Business conflicts of interest may arise as a consequence of BMO GAM Asia’s corporate interests and its relationships with multiple clients, counterparties and suppliers. Examples of where such conflicts may occur include:

•	Between different clients;

•	Between clients and BMO GAM Asia itself; or

•	Where BMO GAM Asia has confidential information about a client or former client that could be used in another part of BMO GAM Asia or BMO or in another client relationship.

Conflicts of Interest include actual, perceived and/or potential conflicts of interest.

Director

A member of the Board of Directors of BMO GAM Asia

Proprietary Information

Non-public information related to or associated with the products, services or activities of BMO GAM Asia/BMO, including but not limited to:

•	Financial information;
•	Product research and development;
•	Analysis;
•	Business plans or strategies;
•	Client lists;
•	Computer systems, software or programs; and
•	Data created or obtained or otherwise owned by the Enterprise for BMO GAM Asia’s or BMO’s business purposes.

3.2.3       Background

As a global diversified financial institution, BMO/BMO GAM Asia transact with and offer a wide range of services to clients and counterparties in various jurisdictions. In these circumstances actual, potential or perceived Conflicts of Interest may arise in various forms and circumstances.

BMO GAM Asia is also subject to legal and regulatory requirements, jurisprudence, fiduciary obligations and industry standards dealing with Conflicts of Interest in various jurisdictions.

Although some conflicts must be avoided altogether, many conflicts arise inevitably from the business of asset management and the related services and activities engaged in by BMO. The extent to which BMO may operate in this environment is linked directly to its ability to properly identify and, where appropriate, manage and address conflicts of interest so that client and corporate interests are protected.

To effectively mitigate the associated risks, it is essential that BMO GAM Asia has a robust framework that identifies, assesses and manages conflict situations when or before they occur. Failure to do so may result in legal action, censure from regulatory bodies, loss of revenue and reputation.

3.2.4       Principles

Activities carried out for BMO GAM Asia and those performed in connection with our personal affairs must be conducted in a manner that will protect BMO GAM Asia’s and BMO’s reputation, preserve public trust and manage real or perceived Conflicts of Interest.

You are required to avoid conduct that is contrary to the interests of the Company and any Client, or that gives the appearance of such Conflicts of Interest.

BMO GAM Asia’s Directors and employees must make all reasonable efforts to avoid Conflicts of Interest. Activities, interests or associations should be avoided that might interfere or even appear to interfere with the independent exercise of good judgement.

When evaluating a potential conflict situation, the facts and potential outcomes must be viewed objectively to determine whether a reasonable, disinterested observer – a fellow employee, client, supplier, auditor or regulator – would have reason to believe that the interests of clients, suppliers etc. would suffer or an unfair advantage or benefit would be conferred directly or indirectly on BMO GAM Asia/BMO or a Director or employee, or shared with others for personal gain.

For potential conflicts involving BMO GAM Asia/BMO or its individual employees, management is responsible for determining whether a proposed course of action should be taken and if so, how associated conflicts should be managed. All situations involving actual or potential conflicts must be referred to the Compliance Department and BC&C.

3.2.5       Conflict management

General measures for dealing effectively with Conflicts of Interest include the following:

•	Timely identification and disclosure of all relevant information to the appropriate persons within BMO GAM Asia/BMO – preferably before the potential Conflicts of Interest arises.

It is essential that sufficient details be disclosed to enable management, Compliance, BC&C and/or reporting line manager to assess the potential conflict and make an informed and appropriate decision about how to deal with it. Any identified Conflicts of Interest together with the corresponding mitigation measures are recorded in the Conflicts of Interest Log maintained by BC&C and being reviewed by Compliance Department on a regular basis.

If an individual believes that he/she is already involved in a possible conflict or, in the case of new employees, that a conflict may have been triggered as a result of taking a position with BMO GAM Asia, the situation must be disclosed immediately so that remedial steps can be initiated as soon as possible.

Disclosure alone does not constitute approval or resolution of potential Conflicts of Interest.

Unless otherwise indicated in this manual, employees must disclose any potential conflicts to management. Directors will disclose these matters to the Chairman of the Board or his/her designate. In all other circumstances, the conflict situation must be reported to the Compliance Department and BC&C Department.

All executive director and employees of BMO GAM Asia must complete a quarterly compliance return to declare any potential Conflicts of Interest. They are also required to complete an annual compliance return, including a declaration of compliance with the Code of Ethics and Compliance Manual (“Annual Compliance Return”) . Conflicts of Interest involving an executive director or employee that occurred would constitute a breach of BMO Code of Conduct and must be reported in the quarterly compliance return and/or the Annual Compliance Return.

Prompt review and assessment of the facts to determine whether the proposed activity should proceed and, if so, what measures, conditions etc. must be put in place to properly manage and monitor the potential conflict.

Supporting documentation of all decisions or actions taken in response to the potential conflict, including details of any approvals granted to individuals involved in the potential conflict and the underlying rationale, should be retained.

3.2.6        Conflict types and related management processes

This section provides examples or common situations that may give rise to Conflicts of Interest and, where applicable, prescribes conflict management measures. The examples are not intended to be exhaustive.

(i)	Transactions for Own, Immediate Family’s or Closely Related Entity’s Benefit

Any BMO GAM Asia transaction involving a client, supplier or other individual/entity with whom a Director or employee has a business or personal connection could be a Conflict of Interest if the employee or Director is in a position to influence BMO GAM Asia’s decisions in the transaction, or may personally gain either directly or indirectly from the transaction. In all such situations the potential conflict must be disclosed as soon as it is identified.

(ii)	Investing in a business or business opportunity of a BMO GAM Asia/BMO Client

Directors and employees must not invest or acquire an interest in a business or business opportunity of a BMO GAM Asia/BMO client unless the investment:

•	Is in a publicly traded company – and then only when the Director or employee is not in possession of Material Confidential Information;

•	Is made through an investment vehicle such as a mutual fund or managed account where the Director or employee has no influence over investment decisions; or

•	In all other circumstances, is made after actual or potential competing interests of BMO GAM Asia or its clients have first been resolved – and then only after the details of the acquisition or investment have been disclosed and approved. All such approvals must be obtained from Compliance and the management.

(iii)	Accepting Inappropriate Legacies or Other Designations

Employees must not accept an inheritance from a client or former client (other than a relative).

Directors and employees should also not act as executors, administrators, powers of attorney or trustees of an estate or trust of a client or former client (other than a relative), unless prior approval is obtained. All approvals must be obtained from Compliance and the management.

(iv)	Borrowing or Lending Money Inappropriately

Directors and employees must not borrow money from or lend money to any of BMO GAM Asia’s clients.

(v)	Fiduciary Relationships

Fiduciary relationships may be imposed by specific statute or regulation or may be created by certain types of well-defined relationships such as when acting as a trustee, agent, executor or administrator. The possible categories of fiduciary relationships are not finite and whether fiduciary duties will apply will depend on the specific facts involved. Key elements of a fiduciary relationship typically include:

•	The fiduciary has discretionary power;
•	The fiduciary can unilaterally exercise that power so as to effect the interests of the beneficiaries;
•	The beneficiaries are vulnerable to the exercise of such power by the fiduciary; and
•	The beneficiaries reasonably rely on the fiduciary to exercise the power in the beneficiaries’ best interest.

Those assuming fiduciary obligations assume a higher standard of care when providing services and must ensure that actions taken are in the best interests of clients and would be reasonably perceived in this way. Many of the types of conflicts outlined in this Section can arise from or be exacerbated by fiduciary relationships.

To avoid or effectively manage Conflicts of Interest in dealings with clients, services and products offered by BMO GAM Asia/BMO are designed and managed to ensure that fiduciary obligations are assumed only when intended. Similar to other situations, prompt identification and disclosure of potential conflicts is essential to the mitigation of fiduciary risk.

(vi)	Misuse of Information and Assets

In conducting business activities on behalf of clients, staff may come into possession of potentially sensitive client information.

As a general rule employees must:

•	Safeguard client information and share it with others on a strict “need to know” basis;
•	Not use this information for their personal benefit or for the benefit of BMO GAM Asia/BMO or other BMO GAM Asia/BMO clients;
•	Respect information barriers (e.g. Chinese walls) designed to control the flow of information between BMO lines of business; and
•	Adhere to other physical and logical security controls to which they are subject.

Similar restrictions apply to the use and sharing of BMO Proprietary Information and assets. BMO’s premises, materials/supplies, systems, equipment and data are its property.

(vii)	Personal, Social and Leisure Activities

Directors, management and employees all share in the responsibility to protect BMO GAM Asia’s/BMO’s brand and reputation. Although we are all free to pursue personal interests, whether they relate to community involvement, political participation or social and leisure activity, we must do so in a way that clearly separates our individual interests from our roles and responsibilities as BMO GAM Asia/BMO employees.

Examples of personal, social and leisure activities that may reflect on both the individual employee and BMO GAM Asia’s/BMO’s corporate interests include the following:

Political Involvement

Employees may participate in politics – either as candidates or as supporters of candidates, political parties or causes. Political involvement (e.g. public office) must not, however, interfere with the employee’s duties at BMO GAM Asia/BMO or put the employee in a Conflict of Interest situation involving BMO GAM Asia/BMO or its clients.

It is also important for the employee to make it clear that political activities are personal, that BMO GAM Asia/BMO does not offer any opinion regarding the activity and is not a sponsor or in any way involved. Before participating in a political activity employee should consult with his/her reporting line manager and Compliance Department to ensure that their participation would not result in a real, potential or perceived Conflicts of Interest.

Employee is required to obtain approval from his/her reporting line manager and Compliance Department if he/she pursues political participation by completing and submitting the “Declaration of Outside Business Activities” Form to the Compliance Department.

Community Involvement

There is a long, honorable and very active tradition of community involvement by employees of BMO GAM Asia/BMO. If Employee pursues community involvement in religious, educational, cultural, social and charitable entities or other non-profit entities, employees should consult with their managers and Compliance to ensure that their participation in such activities does not result in actual or perceived Conflicts of Interest.

Employee is required to obtain his/her reporting line manager approval if he/she pursues community involvement. If a conflict of interest does not exist, the reporting line manager may approve the employee’s request and the employee is required to notify Compliance Department immediately. Further compliance approval is required if any potential conflicts of interest exist.

Writing, Publication & Speaking Engagements

The use and protection of client information, BMO proprietary information and the BMO brand, including assets such as its name, logo and other trademarked and copyrighted material, is carefully managed by appropriate persons and groups within BMO. Except where prior management approval is granted such information and assets must not be contained in any speech or material written or published by an employee. “Written or published” material includes any form of print or electronic media (e.g. books, articles, information or images posted in the internet via chat rooms, newsgroups, bulletin boards, blogs and social networking sites).

3.2.7       Confidential information

You must not discuss any information relating to a client or relating to the Company's business plans or activities with anyone inside the Company unless this is necessary for the proper conduct of your job.

You should not in any event discuss such matters with anyone outside your department or outside the Company without obtaining prior authorization from the Compliance Department.

Breaches of confidentiality will be regarded as a serious disciplinary offence, which may result in your employment being terminated.

3.3.	Gifts and Entertainment

Bribery is the act of giving, promising, offering, soliciting, or receiving, directly or indirectly, a benefit or anything of value in order to:

•	improperly influence the judgment or conduct of any person who owes a duty of good faith, impartiality or trust; or
•	induce or reward the improper performance of a function or activity.

In general, you must not offer or accept any gift or business entertainment which would compromise or create the perception that your judgment or honest performance of your duties might be compromised.

For details, please refer to the separate Operating Directive: Anti-Bribery and Anti-Corruption where applicable.

https://intranet.bmogc.net/corporate/portal/lccg/Documents/AntiBriberyAntiCorruptionOperatingDirective.pdf

(a)	Gifts

Gifts are anything of value (not including Entertainment) given or received, voluntarily or without charge. Deciding whether a gift is appropriate often depends on the circumstances, the timing and the nature of the gift.

All gifts that we offer or accept to/from our external parties must have a legitimate business purpose and may only be offered/ accepted in the spirit of business courtesy and relationship management. The gift should be reasonable and justifiable and the intention behind the gift must always be considered.

Prohibited Gifts and Benefits

The following gifts and benefits may not be offered or accepted by an employee or persons who accredited to BMO GAM Asia:

•	Gifts that exceed the jurisdictional threshold per external party over the calendar year (excluding taxes). The jurisdictional threshold for Hong Kong and Australia are HK$1,500 and AUD250 respectively (“Jurisdictional Threshold”), as amended from time to time;

•	Cash, including red envelopes offered/accepted during Chinese New Year. Employees that feel unable to politely decline the offer must promptly register the receipt with their manager. All amounts received must then be donated to a BMO supported charity.

Note: This prohibition applies only to red envelopes offered or received physically, electronically, or digitally to/from external parties. It is acceptable for BMO employees to offer each other and their family members red envelopes in recognition of the tradition.

•	Cash equivalents (in any amount), for example:

- gift certificates / gift cards / pre-paid credit card / vouchers redeemable for cash (Note: gift cards that can only be used to buy goods and services (e.g., Starbucks, Tim Horton’s, moon cake certificates, meal vouchers) are acceptable but must not exceed the Jurisdictional Threshold per external party over the calendar year.

- jewellery

- securities / cheques / money orders

- loans

- lottery tickets

- timeshare (use of vacation property)

•	Travel arrangements, meals, refreshments, or accommodations unrelated to business discussion or development or which we would not reimburse as a reasonable business expense,
•	Preferential treatment of any kind in a business context,
•	Discounts or rebates on merchandise or services not available to the general public or to customers of the offering party,
•	Solicited gifts for personal use or benefit or in return for business or service, or
•	Unsolicited gifts for personal use or benefit that exceed the Jurisdictional Threshold per external party over a calendar year. This includes payments, rewards, prizes, or other benefits from an external party in return for business referrals.

The above prohibitions apply regardless of whether the employee uses BMO funds or their personal funds to finance the gift or benefit for the external party.

Received gifts that exceed the jurisdictional threshold or that are prohibited must be declined or returned. Please contact the Anti-Corruption Office (“ACO”) for further guidance.

Permissible Gifts and Benefits

The following gifts are acceptable and are not subject to the above prohibited gifts and benefits principles:

•	advertising or promotional materials with a token value (e.g., pens, notepads, golf umbrellas, calendars);
•	gift cards that can only be used to buy goods and services, provided they do not exceed the Jurisdictional Threshold per external party over the calendar year;
•	gifts based upon a family relationship or close personal relationship that exists independently of any BMO business;
•	bereavement gifts that are customary and reasonable;
•	gifts given for infrequent life events (e.g., a wedding gift or congratulatory gift for the birth of a child) provided they are of reasonable value; and
•	gifts of food or beverage (e.g., gift baskets) that are not extravagant, are given on an occasion when gifts are customary (promotion or retirement). These gifts may be shared among members of your business unit if they are above the Jurisdictional Threshold per external party over the calendar year.

(b) Entertainment

Entertainment includes social, hospitality, charitable, sporting, investor or leisure events, conferences, seminars, site visits, or other similar activities, meals, or any transportation or accommodation related to these activities. For an activity to be entertainment, someone representing the providing party must be present at the activity, regardless of whether business is conducted. Otherwise, these activities are gifts.

All entertainment that we offer to or accept from external parties must have a legitimate business purpose, be reasonable and justifiable, and may only be offered/ accepted in the spirit of business courtesy and relationship management, and must be in good taste. Employees should always consider the intention behind the entertainment prior to accepting or offering it.

All Entertainment must adhere to the following principles:

(i)	Entertainment must not:
•	be frequent, excessive or extravagant,
•	create or appear to create a sense of obligation,
•	be intended to improperly influence a business decision or give improper advantage,
•	be used as a condition for doing business with BMO, or
•	compromise BMO’s reputation.

(ii)	Meals and refreshments in the course of a meeting are permitted provided the purpose is business related, your attendance is related to your duties with BMO, and the frequency of such invitation from any one host is not excessive.

(iii)	Accommodation and transportation in connection with business engagements (other than local transportation such as taxis) should not typically be provided to or accepted from external parties. Employees must obtain prior approval from the ACO should they wish to provide or accept accommodation or transportation (except local transportation). Accommodation and transportation must not be lavish for the type and venue of the planned event.

(iv)	Employees who are invited to speak at a conference or other event in their capacity as an employee, may accept payment or reimbursement for reasonable expenses relating to accommodation and transportation if it is extended to all speaker participants. They may also accept token expressions of gratitude that fall within the provisions of the Operating Directive: Anti-Bribery and Anti-Corruption related to permissible gifts and benefits. Any additional payment that is received for speaking must be declined.

Employees who are invited to attend a conference or other event in their capacity as an employee, but are not a speaker, must seek prior approval from their reporting line manager before accepting the invitation. Generally, attendance-related expenses should be paid by BMO. Seek prior approval from the ACO for any expenses that the host of the organization offers to pay, including the conference fee, accommodation and transportation (except for local transportation such as taxis).

(c) Public Officials

Public Official is an officer, employee, representative, or other person acting in any capacity on behalf of a:

•	government department or agency;
•	political party or candidate;
•	regulatory, judicial, legislative, or law enforcement body;
•	state-owned or controlled enterprise, including Crown corporations, sovereign wealth funds, and export development agencies;
•	company or other business entity in which a governmental body has an ownership interest, even if the activities are commercial, rather than governmental;
•	government-sponsored pension or retirement plan; or
•	public international organizations.

Interactions with Public Officials require enhanced scrutiny and sensitivity. As such, employees are prohibited from making payments or offering anything of value to a Public Official (whether directly or indirectly through a third party or intermediary, or to anyone associated with the Public Official) under any of the following circumstances:

•	if you intend to influence their decision making in their official capacity;
•	if your actions could in any way be construed as being intended to do so; or
•	if your actions could create the perception that the purpose is to gain or retain business.

Examples include: agreeing to hire an intern who is a relative of the Public Official or offering a trip to visit a BMO location when the actual purpose of the trip is not business-related, in exchange for a business opportunity.

Employees specifically must not:

•	give or receive anything of value (e.g. gifts, entertainment, etc) to a Public Official without the prior approval of the ACO. This applies regardless of the intent or value; or
•	authorize or provide financial services or products to a Public Official that would not otherwise be offered to the general public.

(d) Gift and Entertainment Reporting and Tracking

Employees are required to log the offering or receipt of gifts and entertainment in BMO GAM Asia’s Gift and Entertainment Tracker in accordance with the following principles:

(i)	For gifts and entertainment to/from clients/customer/suppliers who are Public Officials, everything needs to be pre-approved by the ACO and logged, regardless of amount;
(ii)	Gifts “offered” >US$50/HK$390/AUD67 (no matter promotional or non-promotional) will need to be pre-approved by the ACO and logged;
(iii)	Gifts “accepted” >US$50/HK$390/AUD67 will need to be logged after the fact; or
(iv)	Entertainment “offered”/“accepted” >US$50/HK$390/AUD67 will need to be logged after the fact.

For the avoidance of doubt, entertainment offered or accepted is not counted towards the Jurisdiction Threshold.

You may not pay, offer, or commit to pay any amount that might be or appear to be a bribe or kickback in connection with the Company’s business. If you are offered anything, to be on the safe side, check with BC&C Department, Compliance or ACO.

3.4.	Political Contributions

Political contributions can give rise to bribery and corruption risks as they can be bribes in disguise. As such, political contributions must not be made:

•	with the intention of influencing an act or decision of a Public Official in their official capacity;
•	to induce such Public Official to do or not do an act in violation of their lawful duty; or
•	to encourage favourable treatment for BMO or to gain or retain business.

Political contributions made on behalf of BMO must comply with applicable requirements and laws and must not be interpreted as an attempt to encourage favorable treatment for BMO.

Employee may not engage in or make use of BMO assets or personnel to engage in political fundraising or solicitation activities for their own political interests on BMO premises.

Every employee is required to declare to Compliance Department whether he/she had made any political contribution or donation by way of the completion of the Quarterly Compliance Return. Employee must seek pre-approval from the Anti-Corruption Office (ACO) for making political contribution regardless of the amount. All political contributions are recorded in the Political Contribution Log maintained by Compliance Department for monitoring purpose.

For details, please refer to the Operating Directive: Anti-Bribery and Anti-Corruption, where applicable.

https://intranet.bmogc.net/corporate/portal/lccg/Documents/AntiBriberyAntiCorruptionOperatingDirective.pdf

3.5.	Outside Business Activities (“OBA”)

You may not serve as a director, officer, employee, trustee, or general partner of any corporation or other entity outside the Company, whether or not you are paid, without the prior written approval of the reporting line manager and/or the Chief Compliance Officer (“CCO”) (or his/her delegate) of BMO GAM Asia (depending on the circumstances).

For details, please refer to Operating Directive: Managing Employee Conflicts of Interest (“MCOI Directive”), where applicable.

https://intranet.bmogc.net/corporate/portal/lccg/Documents/ConflictInterestOperatingDirective.pdf#search=Managing%20Conflicts%20of%20Interest%20Directive

BMO GAM Asia has an interest in ensuring that there is no actual, potential or perceived conflict between an employee’s duties to BMO GAM Asia or its clients and any proposed Outside Business Activity.

When an employee wishes to engage in an Outside Business Activity, the interests of BMO GAM Asia and its clients must continue to come first and her/his responsibilities to BMO GAM Asia must continue to receive their attention and commitment. While not seeking to limit outside activities of employees, BMO/BMO GAM Asia also expects all employees to consider how those activities may reflect on BMO’s / BMO GAM Asia’s public reputation or, in some cases, impact or limit its business.

Employees must not engage in outside activities that:

•	Offer products and services that might compete with those of BMO GAM Asia/BMO or, in some situations, clients of BMO/BMO GAM Asia;

•	Involve the potential or perceived use of confidential client information or BMO GAM Asia/BMO proprietary information;

•	Are prohibited by law or by a regulatory agency;

•	Might interfere with their ability to devote their full attention and commitment to their responsibilities with BMO/BMO GAM Asia; or

•	Might otherwise conflict with BMO GAM Asia/BMO’s interests or bring BMO GAM Asia/BMO into disrepute.

General types of Outside Business Activities include the following:

•	Outside Employment – where an employee wishes to take a job with an employer other than BMO GAM Asia/BMO where compensation is received;

•	Outside Business – where an employee has an interest in a venture that is intended for profit. Types of businesses include owning another business (incorporated or otherwise), serving as an officer or partner in another business, or acquiring a significant interest (5% or more of the total outstanding equity securities) in another business;

•	Outside Directorship – where an employee wishes to serve as a director of a corporate entity.

(i)	General Approval Process for Outside Business Activities

a)	All Outside Business Activities must be promptly disclosed to reporting line manager and the Compliance department prior to commencing the proposed activity. Employees engaged in Outside Business Activities prior to commencing employment with BMO GAM Asia must promptly disclose such activities and go through the approval process as described in this section.

b)	Outside Business Activities must also be reported as part of the quarterly compliance return, regardless of whether they have been previously approved by reporting line manager.

c)	Depending on the circumstances, reporting line manager and/or the CCO may approve an employee’s Outside Business Activity.

d)	If it is determined that the Outside Business Activity may result in an actual, potential for perceived Conflicts of Interest that cannot be effectively managed, the approval request will be refused and the employee must not pursue or continue the activity if the employee wishes to retain employment with BMO/BMO GAM Asia.

e)	Employees must also comply with requirements related to Outside Business Activities of any regulator or external organization (e.g. professional association) to which they are subject.

f)	A record of the disclosure and approval of an Outside Business Activity must be fully documented and shall be retained by reporting line manager in the employee’s personnel file and Compliance Department Either the Declaration of Outside Business Activity Form or External Directorship Information & Approval Form should be used to document the reporting and approval of any Outside Business Activities.

g)	Re-approval of an Outside Business Activity must be obtained in the event of a material change, either to the employee’s position within BMO or in the nature of the Outside Business Activity. Questions regarding whether a material change has occurred should be referred to the Compliance Department.

h)	Exceptions from the general criteria used to approve Outside Business Activities will be considered in accordance with the Operating Directive: Managing Employee Conflicts of Interest.

Questions regarding the applicability or interpretation of the approval process should be referred to the Compliance Department.

(ii)	Approval Process for Outside Employment

The general approval process outlined in the (i) above applies to cases of outside employment. If it is determined that the proposed employment does not represent an actual or potential Conflict of Interest, then the reporting line manager may approve the outside employment. However, if the proposed outside employment represents an actual or potential Conflict of Interest, compliance approval is required.

Employee is required to submit the “Declaration of OBA – Excluding external directorship” where the approval is documented.

(iii)	Approval Process for Outside Businesses

The general approval process outlined in (i) above applies to proposed outside business ventures. If it is determined that the proposed outside business does not represent an actual or potential Conflict of Interest, then the reporting line manager may approve the outside business. However, if the proposed outside business represents an actual or potential Conflict of Interest, compliance approval is required.

Employee is required to submit the “Declaration of OBA – Excluding external directorship” where the approval is documented.

(iv)	Approval Process for Outside Directorships

The general approval process outlined in (i) above applies to proposed outside directorships. Reporting line manager and CCO approval is not required when the directorship involves:

•	A subsidiary of Bank of Montreal;
•	Any other entity if BMO Management directs or requests the appointment.

In these cases, Compliance Department should be informed immediately upon appointment of directorship in order to fulfill regulatory reporting requirements, if applicable. Employees should consider the impact of any significant change in an organization to determine whether approval for their continued involvement should be obtained.

In all other circumstances, both reporting line manager and CCO approvals are required to serve as an outside director. Employee is required to submit the “External Directorship Information & Approval Form” where the approval is documented.

In addition, if an employee requests to serve as a director of a for-profit entity that is public, further approval from the BMO Compliance Control Room is required.

Indemnity

When an employee has been asked by BMO to serve as an outside director, the employee will be indemnified by BMO as long as the employee acts honestly and in good faith and with a view to the best interests of the entity on whose board the individual sits.

If the employee wishes to serve as an outside director where BMO did not request the appointment, then the employee will not be indemnified by BMO in connection with the responsibilities and liabilities assumed by the employee as a result of serving as an outside director.

Fees and Compensation

Any form of compensation (fees, option grants etc.) to be received by an employee as a result of serving as an outside director must be disclosed and approved by reporting line manager.

Where BMO has requested that an employee serve as an outside director, directors’ compensation arrangements that exceed nominal value are to be remitted to BMO (i.e. employee’s cost centre) unless otherwise explicitly agreed to by BMO Management.

Conduct in Respect of Outside Business Activities

Once an Outside Business Activity has been approved, employees must observe the following guidelines:

•	All activities should be conducted away from BMO GAM Asia/BMO premises and outside normal business hours (not including activities in which BMO has asked the employee to participate).

•	No BMO GAM Asia/BMO property (stationery, marketing materials, logos, trademarks, images, equipment etc.) are to be used in connection with these activities.

•	To mitigate the possibility that the employees’ Outside Business Activities may be misconstrued as being sponsored or endorsed by BMO GAM Asia/BMO, the employee should not solicit BMO GAM Asia’s / BMO’s clients or fellow employees either directly or indirectly.

•	No employee may recommend or solicit trades in securities of a company in which he/she is a director or engaged in an Outside Business Activity.

•	If the Outside Business Activity involves a company which is privately held and goes public at a later date, the employee must go through the approval process again.

4.                   GENERAL PROVISIONS

4.1.	Review of Securities Reports

The Compliance Department has primary responsibility for enforcing the Company’s Code of Ethics and shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all monthly Securities Statements received will be reviewed in accordance with the section III.5 “Policies and Procedures on Personal Securities Transactions”.

4.2.	Provision of the Code of Ethics and Certification by Employees

The Company is required to provide all employees with a copy of the Code of Ethics and any amendments thereto and is available on SharePoint. Each employee of the Company must certify annually by way of submission of Annual Compliance Return that he or she has acknowledged receipt, read and understood the Code of Ethics and any amendments thereto and has complied and will comply with its provisions

4.3.	Recordkeeping Requirements

To meet legal and regulatory requirements, as well as business needs, certain types of documents must be retained in accordance with the Enterprise Records Retention Schedule (RRS) and the HK regulatory requirements. If there is any inconsistency, the more stringent approach should be adopted.

Record retention in BMO GAM Asia must be consistent with BMO policy, our accounting practices and tax and other applicable laws and regulations. BC&C reviews periodically to ensure the records of the business are being retained in an appropriate, current and accurate manner in accordance to the relevant jurisdictions’ regulatory requirements or the RRS, whichever is the stricter.

In general, BMO GAM Asia’s business records are kept for not less than 7 years. These records are any physical or electronic information that BMO GAM Asia is obligated to retain to operate its business and comply with laws and regulations, regardless of format or media. No record can be destroyed but may be required to retain for a period longer than 7 years if it is believed to be the subject of any complaint, dispute or litigation. Legal and Compliance Department must be consulted on how to deal with such records.

For details, for record keeping policy, please refer to the applicable provisions under the Records Retention Schedule (RRS):

https://intranet.bmogc.net/tando/gitrm/Documents/Governance/RecordsManagement/RRS-EN.pdf

4.4.	Confidentiality

All reports and other documents and information supplied by any employee of the Company in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review by senior management of BMO GAM Asia, or otherwise as required by law, regulation, or court order.

4.5.	Interpretations

If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the CCO or BC&C.

4.6.	Violations and Sanctions

Violations or non-compliance of the requirements as set out in the Code of Ethics must be reported promptly to the CCO or BC&C. Any employee of the Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. This will be determined on a case-by-case basis, at the discretion of CCO, taking into account of the nature, level of significance of the event and most importantly, any existence of any actual and perceived conflicts of interest.

4.7.	Form ADV

The Company shall ensure that the provisions of this Code of Ethics are described in Form ADV and upon request will furnish clients with a copy of the Code of Ethics.

5.	POLICIES AND PROCEDURES ON PERSONAL SECURITIES TRANSACTIONS

5.1.	Applicability of the policies

5.1.1.	Who is Covered. This Policy applies to those who may potentially access sensitive investment information either physically or through system access. This will include all Company employees, temporary staff, persons accredited to BMO GAM Asia for conducting regulated activities and staff station in BMO GAM Asia office even though not working for BMO GAM Asia to the extent that he/she has access to BMO GAM Asia trading systems. It covers not only your personal Securities transactions, but also those of your Immediate Family (your partner, spouse, minor children, and relatives living in your principal residence).

5.1.2.	What Accounts are Covered. This Policy applies to all Securities transactions in all personal accounts for which you are able to, directly or indirectly, exercise investment and voting control, or in which you or members of your Immediate Family have a direct or indirect beneficial interest. Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

5.2.             Pre-Clearance

In general, you must pre-clear all purchases and sales of Securities (see the definition of “Securities” under Section III.2 above) with the CCO (or his delegate), except the following:

•	a bona fide gift of Securities that you make or receive;
•	an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment;
•	a transaction pursuant to a tender offer that is applicable pro rata to all stockholders;
•	sovereign bonds issued by government;
•	a purchase or sale of any open-end investment company/mutual fund/unit trust/investment-linked assurance scheme or any similar form of collective investment schemes which you do not have any investment discretion over and which are NOT managed by either BMO or BMO GAM Asia or BMO affiliated companies; or
•	the monthly transactions held by your brokers due to your monthly contribution in the Monthly Stocks Savings Plan (“the Plan”) given that you have already obtained pre-clearance on the stocks you selected when you start to join the Plan and there is no subsequent change in the Plan

The exemptions from pre-clearance above do not apply to trading in any Security that is placed on a restricted list (for example, because the Company is in the possession of material non-public information about the issuer).

For the avoidance of doubt, the exemptions listed above are also applicable to other parts under section III.5 “Policies and Procedures on Personal Securities Transactions”, subject to the compliance of other parts of the compliance manual and applicable regulatory requirements.

You will not receive pre-clearance of a transaction for any Security on a day during which there is a pending buy /sell order or trading or recommendation is made for that same Security for a Client, or when other circumstances warrant prohibiting a transaction in a particular Security as stated under Prohibited and Restricted Transactions. Remember that the term “Security” is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid for 1 business day subject to the constraints mentioned in Prohibited and Restricted Transactions below.

5.3.	Prohibited and Restricted Transactions

The following transactions are prohibited and restricted

a)	BMO GAM Asia Activity. You are prohibited to purchase or sell Securities
i.	on a day in which the Company has a pending buy or sell order in the same investment until that order is executed or withdrawn;
ii.	within one trading day before or after the Company trading in that investment on behalf of a Client (five trading days for Investment Professionals);

iii.	within one trading day before or after a recommendation on that investment is made or proposed by the Company (five trading days for Investment Professionals);
Note: the restrictions in (ii) and (iii) above need not be applied where client orders have been fully executed and any conflicts of interest have been removed and this exception can be handled on a case-by-case basis by the CCO (or his delegate).
iv.	representing cross trades between the employees and funds/clients;
v.	that short-selling of any securities recommended by the Company for purchase; or
vi.	the requested securities are on BMO or BMO GAM Asia restricted stock lists (depending on the role of employee), where applicable.

b)	Insider Dealing. You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in possession of material, non-public information concerning the security or its issuer.

c)	Initial Public Offerings and Secondary Public Offering. You are prohibited to purchase or otherwise acquire any Security in an Initial Public Offering (IPO) or a Secondary Public Offering available to clients of the Company (including the funds managed by BMO GAM Asia or its connected persons), and should not use their positions to gain access to IPO’s for themselves or any other person. The reason for this rule is that it precludes the appearance that an employee has used our client’s market stature as a means of obtaining for himself or herself “hot” issues which would otherwise not be offered to him or her. Any realization of short-term profits may create at least the appearance that an investment opportunity that should have been available to a Fund or other Client was diverted to the personal benefit of an individual employee of this firm.

d)	Short Sales. You may not sell short any Security.

e)	Options. You may not engage in option transactions with respect to any Security.

f)	Margin Accounts. If an employee maintains a margin account, his or her securities could be sold involuntarily to cover the margin at a time when the same security was being traded for a fund or other Clients. Caution should therefore be exercised in the use of margin accounts.

g)	Short-term Trading and Holding Period. You are strongly discouraged from engaging in excessive short-term trading of Securities. Employees are required to hold all personal investments for at least 30 calendar days, unless prior written approval of the CCO or his/her delegate is given for an earlier disposal.

h)	Acting for Personal Benefit. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client to support or enhance the price of a security in your personal account, or “front run” a Client.

i)	Restrictions on BMO Securities. BMO employees are prohibited from directly or indirectly purchasing or writing options on BMO securities or short selling BMO securities. Also, no BMO employee may enter into financial transactions to hedge or monetize economic exposure to BMO shares or other equity compensation based on BMO shares. For example, forwards, swaps or limited recourse loans linked to BMO shares may not be used to monetize or hedge an employee’s exposure to BMO shares.

j)	Transactions of Certain Affiliated Persons. Pursuant to Section 17 of the Investment Company Act of 1940 of the USA, the registration statements of the fund advised/sub-advised by BMO GAM Asia and available for US persons provide that the fund shall not purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors or security holders is an officer or director of the fund, or is an officer or director of the investment adviser of the fund, if after the purchase of the securities of such issuer by the fund one or more of such persons owns beneficially more than 0.5%of the shares or other securities, or both, of such issuer, and such persons owning more than 0.5% of such shares or other securities together own beneficially more than 5% of such shares or securities, or both. To avoid any possibility of an inadvertent violation of this provision, holdings exceeding 0.5% of the shares or other securities of any publicly owned issuers are restricted and must be reported to the Company.

For more details, please refer to Operating Directive: Personal Trading in Securities and Prevention of Insider Trading, where applicable.

https://intranet.bmogc.net/corporate/portal/lccg/Documents/OpDirectPersTradingSecuritiesPreventionInsiderTradingE.pdf

5.4.             Blackout Period

NO EMPLOYEE shall exercise a securities transaction on a day during which any Fund or other Client of BMO GAM Asia has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. Priority should always be given to securities transactions for any Fund or clients over personal investments.

NO INVESTMENT PROFESSIONAL shall buy or sell a security within five (5) trading days before or after a Client trades in that security, or a recommendation on that investment is made or proposed to a Client. Other non-investment employees are subject to such restrictions for one (1) trading day. Because your responsibility is to put Client’s interests ahead of your own, you may not delay taking appropriate action for a Client in order to benefit or avoid potential adverse consequences in your personal account. The above may not be applied where client orders have been fully executed and any conflicts have been removed and it is subject to CCO (or his delegate) decision on a case-by-case basis.

5.5.             Reporting Requirements

You are required to provide the following reports within the specific timeline of your Security holdings and transactions to the Compliance Department. For the avoidance of doubt, the reports mentioned below also include those of the members of your Immediate Family and the covered accounts referred to under “Applicability of the Policies” above.

a)	Initial Report of Holdings. Within ten (10) calendar days after joining BMO GAM Asia, you must submit to the Compliance Department a report of your holdings of Securities, including the name, stock code and number of shares/principal amount of each Security held upon the time you joined BMO GAM Asia, and the name of any broker, dealer or bank with whom you maintained an account for trading or holding any type of securities, together with the relevant statements as a proof.

b)	Annual Report of Holdings Within twenty-one (21) calendar days after the end of each calendar year, you must submit to the Compliance Department a report of your holdings of Securities as at 31 December of the immediate previous year, including the name, stock code and number of shares/principal amount of each Security, and the name of any broker, dealer or bank with whom you maintained an account for trading or holding any type of securities, together with the relevant statements as a proof.

c)	Quarterly Transaction Report. Within fourteen (14) calendar days after the end of each calendar quarter, you must submit to the Compliance Department a report of your transactions in Securities which require pre-clearance or a gift of such Securities during that quarter, including the date of the transaction, the name, the ticker, and the number of shares/ principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected, together with the relevant monthly statements (quarterly statement will suffice if monthly statement is not issued by the broker) as a proof.

5.6.	Approval of Brokers, Statements of accounts and Confirmations of Transactions

You must obtain pre-approval from the CCO (or his delegate) before opening an outside brokerage account for personal account dealing of Securities. You must ensure that each broker, dealer or bank with which you maintain an account send directly to the Compliance Department copies of monthly statements of account of your personal brokerage accounts. Alternatively, the employee can directly submit the monthly statements of account to Compliance Department by himself/herself on a quarterly basis.

For those employees execute personal account trading, they are required to either provide statements of account or confirmations of transactions (upon request) for the purpose of regular monitoring purpose. For those employees who do not provide reports of securities holding or statements of accounts timely, the compliance manager will send chaser email to these employees and copy to the CCO for escalation purpose. Where necessary, CCO will consider to further escalate to Head of GAM Asia.

5.7.	Monthly Stocks Saving Plan (the “Plan”)

You are required to obtain one-off prior approval from the CCO (or his delegate) on the stocks you are going to select before you join the Monthly Stocks Savings Plan. Pre-approval requirement will be waived for the monthly transactions held by your brokers if there is no change in the Plan. However, if there is any change in your Plan afterwards, such as change of stocks or change in timing in placing order, re-approval from CCO (or his delegate) is needed.